                                  SCHEDULE 14A

                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                                  HASBRO, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                  HASBRO, INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

                                  HASBRO, INC.
                              1027 NEWPORT AVENUE
                         PAWTUCKET, RHODE ISLAND 02862

                                                     MAILING DATE: APRIL 4, 1997

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 14, 1997

     Notice is hereby given that the Annual Meeting of Shareholders of Hasbro, Inc. (the "Company") will be held at 10:00 A.M. on May 14, 1997 at the offices of the Company, 1027 Newport Avenue, Pawtucket, Rhode Island, for the following purposes:

          1. To elect five directors of the Company to terms expiring in 2000;

          2. To ratify the selection by the Board of Directors of KPMG Peat Marwick LLP as independent certified public accountants for the Company for the fiscal year ending December 28, 1997; and

          3. To transact such other business as may properly come before the meeting.

     The Board of Directors recommends that Shareholders vote FOR the election of the five persons nominated in the accompanying Proxy Statement and the ratification of the selection of KPMG Peat Marwick LLP as the Company's independent certified public accountants for the fiscal year ending December 28, 1997. Shareholders are urged to attend the meeting in person. If you are not able to do so and wish that your stock be voted, you are requested to complete, sign, date and return the accompanying Proxy in the enclosed envelope. No postage is required if mailed in the United States.

                                          By Order of the Board of Directors

                                          PHILLIP H. WALDOKS
                                          Secretary

Dated: April 4, 1997

                                  HASBRO, INC.
                              1027 NEWPORT AVENUE
                         PAWTUCKET, RHODE ISLAND 02862

                                                     Mailing Date: April 4. 1997
                            ------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Hasbro, Inc. (the "Company") of Proxies to be used at the Annual Meeting of Shareholders of the Company, to be held at 10:00 A.M. on May 14, 1997, at the offices of the Company, 1027 Newport Avenue, Pawtucket, Rhode Island, and at any adjournments thereof. If Proxies in the accompanying form are properly completed and returned, the shares of the Company's common stock, par value $.50 per share (the "Common Stock"), represented thereby will be voted as instructed on the Proxy. If no instructions are given, such shares will be voted for the election of the five persons nominated below and in favor of the ratification of the selection of KPMG Peat Marwick LLP as independent certified public accountants for the Company for the fiscal year ending December 28, 1997.

                                     VOTING

     Holders of record (the "Shareholders") of the Common Stock on March 28, 1997 are entitled to vote at the Annual Meeting or any adjournments thereof. As of that date there were 128,555,729 shares of Common Stock outstanding and entitled to vote and a majority of the outstanding shares will constitute a quorum for the transaction of business at the Annual Meeting. Each share of Common Stock entitles the holder thereof to one vote on all matters to come before the meeting, including the election of directors. Any Proxy may be revoked by a Shareholder prior to its exercise upon written notice to the Secretary of the Company, by submission of a duly executed Proxy bearing a later date or by the vote of a Shareholder cast in person at the meeting.

                             ELECTION OF DIRECTORS

                                (PROPOSAL NO. 1)

     Five directors are to be elected at the Annual Meeting to terms expiring in 2000. The Board has recommended as nominees for election as directors the first five persons named in the table below. All of the nominees are currently directors of the Company. The Board is divided into three classes. The terms of the ten remaining directors expire in 1998 and 1999. Unless otherwise specified in the accompanying Proxy, the shares voted pursuant thereto will be cast for the persons named below as nominees for election as directors. If, for any reason, any of the nominees named below should be unable to serve as a director, it is intended that such Proxy will be voted for the election, in his or her place, of a substituted nominee who would be recommended by management. Management, however, has no reason to believe that any nominee named below will be unable to serve as a director.

     The following table sets forth as to each nominee and as to each incumbent director whose term of office extends to 1998 and 1999 and who is, therefore, not a nominee for election as a director at this Annual Meeting: (i) his or her age; (ii) all positions and offices with the Company; (iii) principal occupation or employment during the past five years; (iv) other directorships of publicly held companies or investment companies; and (v) period of service as a director of the Company. Except as otherwise indicated, each person has had the same principal occupation or employment during the past five years.

                                            POSITIONS WITH COMPANY,
                                            PRINCIPAL OCCUPATION AND           HAS BEEN A      TERM
            NAME               AGE            OTHER DIRECTORSHIPS            DIRECTOR SINCE   EXPIRES
-----------------------------  ---   --------------------------------------  --------------   -------
Nominees for Term Expiring in 2000
Harold P. Gordon.............  59    Vice Chairman since 1995. Prior              1988             *
                                     thereto, Partner, Stikeman, Elliott
                                     (law firm). Director, Alliance
                                     Communications Corporation, Fonorola
                                     Inc. and G.T.C. Transcontinental
                                     Group, Ltd.
Alex Grass...................  69    Chairman of the Executive Committee,         1981             *
                                     Rite Aid Corporation (drug store
                                     chain) since 1995. Prior thereto,
                                     Chairman of the Board and Chief
                                     Executive Officer, Rite Aid
                                     Corporation. Chairman of the Board,
                                     SuperRite Corporation.
Alan G. Hassenfeld...........  48    Chairman of the Board, President and         1978             *
                                     Chief Executive Officer.
Marie Josee Kravis...........  47    Senior Fellow, Hudson Institute              1995             *
                                     (public policy analysis) since 1994.
                                     Prior thereto, Executive Director,
                                     Hudson Institute of Canada. Visiting
                                     Fellow, Council on Foreign Relations.
                                     Director, Canadian Imperial Bank of
                                     Commerce, Ford Motor Company,
                                     Hollinger International, Inc., The
                                     Seagram Company Ltd. and Unimedia Inc.
Preston Robert Tisch.........  71    Co-Chairman and Co-Chief Executive           1988             *
                                     Officer, Loews Corporation since 1994.
                                     Prior thereto, President and Co-Chief
                                     Executive Officer, Loews Corporation.
                                     Director, Bulova Watch Company, Inc.,
                                     CNA Financial Corporation, Loews
                                     Corporation and Rite Aid Corporation.
Directors Whose Terms Expire in 1998 and 1999
Alan R. Batkin...............  52    Vice Chairman, Kissinger Associates,         1992          1998
                                     Inc. (geopolitical strategic
                                     consulting firm).
Sylvia K. Hassenfeld.........  76    Former Chairman since 1996 and prior         1983          1999
                                     thereto Chairman of the Board,
                                     American Jewish Joint Distribution
                                     Committee, Inc. ("JDC") since 1993.
                                     Prior thereto, President of JDC.
Claudine B. Malone...........  60    President, Financial and Management          1992          1998
                                     Consulting, Inc. Director, Dell
                                     Computer Corporation, Hannaford
                                     Brothers Co., Houghton Mifflin
                                     Company, Lafarge Corp., The Limited,
                                     Inc., Lowe's Companies, Inc.,
                                     Mallinckrodt Group, Inc., Science
                                     Applications International Corporation
                                     and Union Pacific Resources
                                     Corporation.
Morris W. Offit..............  60    Chief Executive Officer, Offitbank           1995          1998
                                     (investment management). Director,
                                     Aegon, USA, Inc., Cantel Industries,
                                     Inc. and Mercantile Bankshares
                                     Corporation.
Norma T. Pace................  75    President, Paper Analytics Associates        1984          1999
                                     (economic consulting) since 1995.
                                     Senior Economic Advisor, WEFA Group
                                     (economic consulting and planning)
                                     since 1992. Director, Englehard Corp.

---------------

* Nominee

                                            POSITIONS WITH COMPANY,
                                            PRINCIPAL OCCUPATION AND           HAS BEEN A      TERM
            NAME               AGE            OTHER DIRECTORSHIPS            DIRECTOR SINCE   EXPIRES
-----------------------------  ---   --------------------------------------  --------------   -------
E. John Rosenwald, Jr........  67    Vice Chairman, The Bear Stearns              1983          1999
                                     Companies, Inc. (investment bankers).
                                     Director, The Bear Stearns Companies,
                                     Inc., Frequency Electronics, Inc. and
                                     HFS Inc.
Carl Spielvogel..............  68    Chairman of the Board and Chief              1992          1998
                                     Executive Officer, United Auto Group,
                                     Inc. (operator of multiple-franchise
                                     auto dealerships) since 1994. Prior
                                     thereto, Chairman of the Board and
                                     Chairman of the Executive Committee,
                                     Backer Spielvogel Bates Worldwide,
                                     Inc. (advertising) during 1994. Prior
                                     thereto, Chairman and Chief Executive
                                     Officer, Backer Spielvogel Bates
                                     Worldwide, Inc. Director, Data
                                     Broadcasting Inc. and Foamex
                                     International Incorporated.
Henry Taub...................  69    Honorary Chairman of the Board and           1986          1998
                                     Chairman of the Executive Committee,
                                     Automatic Data Processing Company,
                                     Inc. Director, Automatic Data
                                     Processing Company, Inc. and Rite Aid
                                     Corporation.
Alfred J. Verrecchia.........  54    Executive Vice President and                 1992          1999
                                     President -- Global Operations since
                                     1996. Prior thereto, Chief Operating
                                     Officer -- Domestic Toy Operations.
                                     Director, Old Stone Corp.
Paul Wolfowitz...............  53    Dean, Paul H. Nitze School of Advanced       1995          1998
                                     International Studies, The Johns
                                     Hopkins University, since 1994. Prior
                                     thereto, Distinguished Visiting
                                     Fellow, National Defense University
                                     and George F. Kennan Professor of
                                     National Security Strategy, National
                                     War College during 1993. Prior
                                     thereto, Undersecretary of Defense for
                                     Policy, U.S. Department of Defense.
                                     Prior thereto, U.S. Ambassador to the
                                     Republic of Indonesia. Director of
                                     eleven mutual funds of the Dreyfus
                                     Corporation.

                                     * * *

     Sylvia K. Hassenfeld is the mother of Alan G. Hassenfeld.

     Those directors who are also executive officers of the Company serve as officers and directors of the Company's various subsidiaries at the request and convenience of the Company.

     During 1996, the Board held eight meetings. Mr. Offit attended fewer than 75% of the aggregate number of meetings of the Board and the Committee on which he served during 1996.

     The Executive Committee of the Board, which currently consists of Alan R. Batkin, Alan G. Hassenfeld, Norma T. Pace and E. John Rosenwald, Jr., met once in 1996. The Executive Committee is vested with all of the powers that are held by the Board, except that by law the Executive Committee may not exercise any power of the Board relating to amendment of the Articles of Incorporation or By-Laws of the Company, adoption of a plan of merger or consolidation, the sale, lease or exchange of all or substantially all the property or assets of the Company or the voluntary dissolution of the Company. The Executive Committee also performs such functions as are assigned to it by the Board from time to time.

     The Nominating and Governance Committee of the Board, which currently consists of Sylvia K. Hassenfeld, Henry Taub, Preston Robert Tisch and Paul Wolfowitz, did not meet in 1996. The Nominating and Governance Committee makes recommendations for possible additions to the Board and at the request of the Board is authorized to make recommendations regarding the governance of the Board and the Committees thereof. The Nominating and Governance Committee has neither the authority nor the procedures to consider nominees recommended by shareholders. The By-Laws provide that shareholders may nominate directors at an annual meeting by giving notice to the Secretary of the Company not less than 60 days nor more than 90 days prior to the one-year anniversary date of the immediately preceding annual meeting and providing specified information regarding the proposed nominee and each shareholder proposing such nomination.

     The Audit Committee of the Board, which currently consists of Alex Grass, Claudine B. Malone, Morris W. Offit and Norma T. Pace (Chair), held six meetings in 1996. The function of the Audit Committee is to recommend to the Board the accounting firm to serve as the Company's independent auditors and to review with such firm, and with the Company's internal auditors and officers, matters relating to corporate financial reporting procedures and policies, adequacy of financial, accounting and operating controls and the scope of the respective audits performed by the Company's auditors and internal auditors.

     The Compensation and Stock Option Committee of the Board, which currently consists of Alan R. Batkin, Marie Josee Kravis and Carl Spielvogel (Chair), held two meetings in 1996. The Compensation and Stock Option Committee has been delegated primary responsibility for establishing and administering senior executive compensation programs (including the Senior Management Annual Performance Plan), is authorized to make grants and awards under the Company's employee stock option plans and considers and recommends Board actions relating to compensation under other compensation plans.

COMPENSATION OF DIRECTORS

     Members of the Board who are not otherwise employed by the Company ("Non-employee Directors") receive a retainer of $25,000 per year and a fee of $1,000 per Board or committee meeting attended, except that if two or more of such meetings are held on the same day, the fee for the first meeting is $1,000 and the fee for each additional meeting is $500. The Chair of the Audit Committee and the Chair of the Compensation and Stock Option Committee each receive an additional retainer of $3,500 per year. Action by written consent is not considered attendance at a meeting for purposes of fees to directors.

     Pursuant to the Deferred Compensation Plan for Non-employee Directors (the "Deferred Compensation Plan"), which is unfunded, Non-employee Directors must defer a minimum of 20% of the annual Board retainer fee into a stock unit account, the value of each unit initially being equal to the fair market value of one share of Common Stock as of the end of the quarter in which the compensation being deferred would otherwise be payable. Stock units increase or decrease in value based on the fair market value of the Common Stock. In addition, an amount equal to the dividends paid on an equivalent number of shares of Common Stock is credited to each Non-employee Director's stock unit account as of the end of the quarter in which the dividend was paid. Non-employee Directors may defer the remainder of their retainer and/or meeting fees into the stock unit account or an interest account, which bears interest at the five year Treasury rate. The Company makes a deemed matching contribution to the stock unit account equal to 10% of the amount deferred, with one-half of such Company contribution vesting on December 31 of the calendar year in which the deferred compensation otherwise would have been paid and one-half on the next December 31, provided the participant is a director on such vesting date. Unvested Company contributions will automatically vest on death, total disability or retirement by the director at or after age seventy-two. The Deferred Compensation Plan provides that compensation deferred under the Deferred Compensation Plan, whether in the stock unit account or the interest account, will be paid out in cash after termination of service as a director. Directors may elect that compensation so deferred be paid out in a lump sum or in up to ten annual installments, commencing either in the quarter following, or in the January following, the quarter in which service as a director terminates.

     Under the Hasbro, Inc. Retirement Plan for Directors (the "Retirement Plan"), which is unfunded, each director (who is not otherwise eligible for benefits under the Company's Pension Plan) who has attained the age of sixty-five and completed five years of service on the Board is entitled to receive, beginning at age seventy-two, an annual benefit equal to the annual retainer payable to directors during the year in which the director retires (which does not include the fees paid to directors for attendance at meetings). If a director retires on or after the director's seventy-second birthday, the annual benefit will continue for the life of the director. If a director retires between the ages of sixty-five and seventy-two, the number of annual payments will not exceed the retired director's years of service. Upon a Change of Control, as defined in the Retirement Plan, directors and retired directors are entitled to lump-sum payments equal to the present value of their benefits under the Retirement Plan.

     Under the Stock Option Plan for Non-employee Directors, approved by shareholders on May 11, 1994, each Non-employee Director then in office received on May 11, 1994, each Non-employee Director who joined the Board after May 11, 1994 received upon becoming a Director, and any new Non-employee Director will receive upon becoming a Director, a one-time grant of a nontransferable ten year option to purchase 7,500 shares (as adjusted to reflect the 3 for 2 stock split paid in the form of a 50% stock dividend on March 21, 1997) of Common Stock at 110% of the fair market value per share of Common Stock on the date of grant. The options become exercisable at a rate of 20% per year commencing on the first anniversary of the date of grant, except that exercisability will be accelerated upon a participant ceasing to be a member of the Board because of permanent disability, death, retirement at or after a Change of Control, as defined in the Stock Option Plan for Non-employee Directors.

CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS AND LITIGATION

     The Company's wholly owned subsidiary, Hasbro Canada Inc. ("Hasbro Canada"), leases its manufacturing and warehouse facilities from Central Toy Manufacturing Co. ("CTMC"), a real estate corporation which is 25% owned by the estate of Merrill Hassenfeld, a former Chief Executive Officer and director of the Company. Sylvia K. Hassenfeld, a director of the Company, is executrix and a beneficiary of the estate of Merrill Hassenfeld. Total rent paid by Hasbro Canada to CTMC for the lease of manufacturing and warehouse facilities in 1996 was approximately $579,000 Canadian (approximately $425,000 U.S.). In management's opinion, these leases are on terms at least as favorable as would otherwise presently be obtainable.

     Since January 1, 1996, the Company has paid an aggregate of approximately $397,000 of legal expenses on behalf of George R. Ditomassi, Jr., a director and executive officer of the Company, pursuant to the Company's bylaws and the indemnification provisions of the Rhode Island Business Corporation Act. In 1997, Mr. Ditomassi reimbursed the Company in the aggregate amount of approximately $48,000 with respect to certain goods and services received in previous years.

     The Company and its subsidiaries paid an aggregate of approximately $20,000,000 in royalties to Time Warner Inc. ("Time Warner") and its subsidiaries for the Company's 1996 fiscal year pursuant to character license agreements entered into at arms-length in the ordinary course of business. It is currently anticipated that royalties to be paid by the Company and its subsidiaries for the 1997 fiscal year to Time Warner and its subsidiaries pursuant to character license agreements will exceed $60,000. See "Voting Securities and Principal Holders Thereof".

     Since January 1, 1996, the Company has paid an aggregate amount of approximately $443,000 to Lindsay Associates for architectural services provided at arms-length in the ordinary course of business in connection with the redesign of the Company's headquarters. Lindsay Boutros-Ghali, an architect, is the principal of Lindsay Associates and the spouse of Adam Klein, an executive officer of the Company.

     Since December 30, 1996, the Company has paid an aggregate amount of approximately $61,000 to Heidrick & Struggles, an executive recruitment firm, pursuant to an agreement entered into at arms-length in the ordinary course of business. Mr. Thomas Rosenwald is a principal of Heidrick & Struggles and a brother of E. John Rosenwald, Jr., a director of the Company.

     In connection with an unsolicited business combination proposal publicly announced by a third party in January 1996, the Company retained a subsidiary of The Bear Stearns Companies, Inc. to assist the Company in evaluating the proposal. E. John Rosenwald, Jr., a director of the Company, is a director and Vice Chairman of The Bear Stearns Companies, Inc.

     Following the public announcement of the unsolicited business combination proposal described above, seven purported class actions were filed in state court in Rhode Island against the Company and certain of its officers and directors. In May 1996, all of these actions were voluntarily dismissed by the plaintiffs with prejudice and without any consideration, monetary or otherwise, given by or on behalf of any of the defendants.

     The vote of a majority of those shares present or represented by proxy at the Annual Meeting is required to elect directors. Accordingly, an abstention or broker non-vote will in effect constitute a vote against a nominee. THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF THE FIVE NOMINEES NAMED ABOVE (PROPOSAL NO. 1).

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN AMONG HASBRO, S&P 500 AND RUSSELL 1000 CONSUMER DISCRETIONARY ECONOMIC SECTOR(1)

     The following graph tracks an assumed investment of $100 on the start dates indicated below in the Company's Common Stock, the S&P 500 Index and the Russell 1000 Consumer Discretionary Economic Sector, assuming full reinvestment of dividends and no payment of brokerage or other commissions or fees. Past performance is not necessarily indicative of future performance.

                                                                               Russell 1000
                                                                                 Consumer
        Measurement Period                                                     Discretionary
      (Fiscal Year Covered)               Hasbro              S&P 500         Economic Sector
1991                                       100                 100                 100
1992                                       129                 111                 117
1993                                       143                 121                 124
1994                                       115                 123                 118
1995                                       125                 169                 141
1996                                       155                 213                 161

---------------
(1) While the information for Hasbro & the S&P 500 is as of the trading day in Hasbro's fiscal year, the data for the Russell Sector is as of the last trading day in the calendar year.

                                 REPORT OF THE
                    COMPENSATION AND STOCK OPTION COMMITTEE
                           OF THE BOARD OF DIRECTORS

1996 COMPENSATION POLICIES WITH RESPECT TO EXECUTIVE OFFICERS

     The general goal of the Compensation and Stock Option Committee (the "Committee") with respect to the compensation of executive officers (including those named in the summary compensation table below) is that the Company provide competitive compensation and benefits that

     - attract and retain capable executives who are important to the success of the Company,
     - reward them for performance,
     - provide them with a strong incentive to increase shareholder value, and
     - accomplish the foregoing in as fair, understandable and cost-effective manner as possible.

     Executive compensation during 1996 consisted of salary, a management incentive bonus and stock options. In authorizing and approving compensation increases and awards for executive officers (other than the Chief Executive Officer), the Committee relies principally upon the recommendations of the Chief Executive Officer.

     Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position held, the experience of the individual and the competitive marketplace for comparable executive talent. Subsequent yearly adjustments are made by reference to changes in duties and responsibilities, competitive market conditions and personal performance. In approving the increases to base salaries for 1996, the Committee targeted the Company's pay levels to correspond with approximately the 75th percentile of salaries paid by other consumer non-durable products companies surveyed in Management Compensation Services Project 777 Executive Compensation Study, whose participants partially overlap with the companies included in the Russell 1000 Consumer Discretionary Economic Sector (the "Russell Sector") set forth in the above graph. The Frank Russell Company does not publish compensation data for the companies included in the Russell Sector.

     Approximately 1,370 employees, including executive officers, were eligible for annual management incentive bonuses with respect to fiscal 1996. During 1996, the Committee, upon the recommendations of an outside compensation consultant, approved the establishment of corporate and business unit bonus pools based on fixed formulae keyed to corporate and business unit performance. A certain fixed percentage of a designated amount of corporate pre-tax profits with respect to corporate participants and differing fixed percentages of differing designated amounts of business unit pre-tax profits with respect to all other participants plus a higher fixed percentage of pre-tax profits above the designated fixed amounts of pre-tax profits were put into a pool to fund individual bonus awards. The designated fixed amounts of pre-tax profits for the corporation and individual business units are to increase by a fixed percentage each year with the same lower fixed percentage of pre-tax profits to apply to such higher designated pre-tax profit amount and the higher fixed percentage to apply only if such higher pre-tax profit amount is exceeded. In addition, individual awards to corporate participants are conditioned on the Company's achieving a certain fixed percentage return on equity. Corporate and business unit performance objectives were principally determined by management and the outside consultant on the basis of a budget review carried out by senior management with respect to each operating unit which in turn formed the basis for the 1996 operating plan prepared by senior management and approved by the Board in February 1996. Target bonuses for executive officers (other than the Chief Executive Officer) range from 30% to 45% of base salary. Formula bonuses in excess of 100% of base salary require special Committee review and approval. The management incentive bonus for executive officers who are deemed to have corporate-wide responsibility (which include all the executive officers named in the summary compensation table below) was based 75% on corporate performance and 25% on individual performance (except for the Chief Executive Officer, see "1996 Compensation of the Chief Executive Officer" below). The management incentive bonus for those individuals deemed to have business unit responsibility was weighted 75% for business unit performance and 25% for individual performance. The 1996 management bonuses for executive officers were based in part on the applicable corporate and business unit performance and in part on the contribution of the individual.

     In 1996, stock options were granted to approximately 530 employees, including executive officers, pursuant to the Company's employee stock option plans. The Committee, which was composed solely of "disinterested persons" prior to August 15, 1996 and since that date has been composed solely of "Non-Employee Directors", each as defined in accordance with Rule 16b-3 of the rules and regulations of the Securities and Exchange Commission, granted individual options to executive officers in order to provide an incentive to motivate and retain those individuals who are important to the Company's future success. Stock options are designed to align the interests of executives with those of shareholders, since the executives can only benefit from the options if there is price appreciation in the Common Stock after the date of grant. All stock options granted in 1996 were non-qualified, had an exercise price equal to the fair market value of the Common Stock on the date of grant and vest over three years. The amount of stock options previously awarded and outstanding for each executive officer is reviewed by the Committee but is not considered a critical factor in determining the size of any executive stock option award in any year. Options granted were allocated on the basis of individual compensation level, responsibility and performance.

1996 COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     As set forth in the accompanying tables, Mr. Hassenfeld's salary of $957,900 for 1996 represented an approximate 3.3% increase over his 1995 salary, his management incentive bonus with respect to 1996 was $450,000 which represented approximately 47% of his 1996 salary, and in 1996 he was granted options to purchase 37,500 (as adjusted to reflect the 3 for 2 stock split paid in the form of a 50% stock dividend on March 21, 1997) shares of Common Stock, which represented 2.0% of all options granted to employees during 1996. All compensation decisions regarding Mr. Hassenfeld were made by the Committee, which is also composed solely of outside directors in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended, in all cases without the participation of Mr. Hassenfeld or other executive officers of the Company. In setting Mr. Hassenfeld's 1996 salary, the Committee took into account comparative data with respect to chief executive officer compensation provided to the Committee with a view towards setting Mr. Hassenfeld's compensation levels at approximately the 75th percentile of other consumer non-durable products companies surveyed. The Committee determined Mr. Hassenfeld's management bonus pursuant to the Company's Senior Management Annual Performance Plan (the "Annual Performance Plan") which was approved by shareholders in 1994. Mr. Hassenfeld is the only participant in the Annual Performance Plan. Under the Annual Performance Plan, the Committee designated a net earnings performance goal for the Company for 1996, which was based on the 1996 operating plan approved by the Board in February 1996. The target bonus for Mr. Hassenfeld under the Annual Performance Plan is 75% of salary, if 100% of the performance goal is achieved, with a maximum bonus of 150% of salary, if 130% or more of the performance goal is attained. No bonus is payable under the Annual Performance Plan unless at least 70% of the performance goal is attained. More than 70% but less than 100% of the targeted performance goal was achieved by the Company resulting in the bonus paid to Mr. Hassenfeld. The options granted to Mr. Hassenfeld in 1996 reflected individual compensation level, responsibility and performance.

          Alan R. Batkin, Marie Josee Kravis and Carl Spielvogel (Chairman) as members of the Compensation and Stock Option Committee of the Board of Directors as of 1996 fiscal year end.

                             EXECUTIVE COMPENSATION

     The following table summarizes compensation paid by the Company for services rendered during 1996, 1995 and 1994 by the Chief Executive Officer of the Company and the four most highly compensated executives of the Company other than the Chief Executive Officer:

                           SUMMARY COMPENSATION TABLE

                                                      ANNUAL COMPENSATION
                                               ----------------------------------    LONG TERM
                                                                        OTHER       COMPENSATION
                                                                      ANNUAL(A)     ------------   ALL OTHER(C)
     NAME AND PRINCIPAL POSITION        YEAR    SALARY     BONUS     COMPENSATION    OPTIONS(B)    COMPENSATION
--------------------------------------  -----  --------   --------   ------------   ------------   ------------
Alan G. Hassenfeld....................   1996  $957,900   $450,000     $ 33,493         37,500       $ 44,171
Chairman of the Board,                   1995   927,577    220,000       35,295        150,000         43,448
President and Chief Executive Officer    1994   902,286    221,600       34,301         45,000         40,057
Alfred J. Verrecchia..................   1996   618,397    160,000       13,465         37,500         30,440
Executive Vice President                 1995   597,400    130,000       11,974        105,000         30,347
and President -- Global Operations       1994   496,720    131,200       15,794         30,000         26,081
George R. Ditomassi, Jr...............   1996   560,577    145,000       15,545         37,500          2,375
Executive Vice President                 1995   540,192    165,000       16,945         97,500          2,310
and President -- Corporate Innovation    1994   489,238    172,000       16,000         37,500          2,310
Harold P. Gordon......................   1996   528,230    175,000       63,771         37,500          6,215
Vice Chairman                            1995   455,650    135,000       17,746        225,000          3,938
John T. O'Neill.......................   1996   462,840    175,000        8,599         37,500         25,357
Executive Vice President and             1995   436,450    150,000       10,176         75,000         21,786
Chief Financial Officer                  1994   352,205    120,000       10,096         30,000         16,387

---------------
(a) Includes the following amounts which were included in 1996 taxable income for each named individual in connection with a program whereby a leased automobile, or an automobile allowance, is provided to the executive by the
    Company: $8,493 for Mr. Hassenfeld, $11,715 for Mr. Verrecchia, $10,200 for Mr. Ditomassi, $9,727 for Mr. Gordon and $7,749 for Mr. O'Neill. Also includes the following amounts paid by the Company and included in 1996 taxable income for each named individual in connection with a program whereby certain financial planning and tax preparation services are provided to the individual and paid for by the Company: $25,000 for Mr. Hassenfeld, $1,750 for Mr. Verrecchia, $5,345 for Mr. Ditomassi, $19,000 for Mr. Gordon, and $850 for Mr. O'Neill. Includes for Mr. Gordon $35,044 in relocation expenses reimbursed by the Company. Does not include other personal benefits that do not in the aggregate exceed $50,000 in any year for any individual.

(b) All share amounts are adjusted to reflect the 3 for 2 stock split paid in the form of a 50% stock dividend on March 21, 1997.

(c) Includes, except for Mr. Ditomassi and Mr. Gordon, the executive's pro-rata share of the Company's contribution to the profit-sharing account under the Company's Retirement Savings Plan (the "Retirement Savings Plan") which is in part contributed to the executive's account in the Retirement Savings Plan and, to the extent in excess of certain Internal Revenue Code of 1986, as amended, (the "Code") maximums, deemed allocated to the executive's account in the Company's unfunded Supplemental Benefit Retirement Plan (the "Supplemental Plan"), which in 1996 amounted to $44,171 for Mr. Hassenfeld, $28,065 for Mr. Verrecchia, and $22,982 for Mr. O'Neill. Includes for each individual, other than Mr. Hassenfeld, the sum of $2,375, which represents the Company's 25% match of sums saved in 1996 by each named executive in his savings account under the Company's Retirement Savings Plan and Supplemental Plan. Also includes $3,840 in premiums paid by the Company in 1996 for an individual life insurance policy for Mr. Gordon.
                                     * * *

     The following table sets forth certain information regarding stock option grants in 1996 to the executive officers named above. All amounts have been adjusted to reflect the 3 for 2 stock split paid in the form of a 50% stock dividend on March 21, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                           POTENTIAL
                                                                                      REALIZABLE VALUE AT
                            NUMBER OF    % OF TOTAL                                     ASSUMED ANNUAL
                            SECURITIES    OPTIONS                                       RATES OF STOCK
                            UNDERLYING   GRANTED TO                                   PRICE APPRECIATION
                             OPTIONS     EMPLOYEES    EXERCISE                        FOR OPTION TERM(A)
                             GRANTED     IN FISCAL    PRICE PER   EXPIRATION     -----------------------------
           NAME               (B)(C)        YEAR        SHARE        DATE        0%         5%         10%
--------------------------  ----------   ----------   ---------   ----------     ---     --------   ----------
Alan G. Hassenfeld........    37,500         2.0%     $ 23.5417     2/15/06       0      $555,196   $1,406,976
Alfred J. Verrecchia......    37,500         2.0%       23.5417     2/15/06       0       555,196    1,406,976
George R. Ditomassi,
  Jr......................    37,500         2.0%       23.5417     2/15/06       0       555,196    1,406,976
Harold P. Gordon..........    37,500         2.0%       23.5417     2/15/06       0       555,196    1,406,976
John T. O'Neill...........    37,500         2.0%       23.5417     2/15/06       0       555,196    1,406,976

---------------
(a) Potential realizable value is based on an assumption that the price of the Common Stock appreciates at the annual rates shown (compounded annually) from the date of grant until the end of the ten year option term. These numbers are calculated based on the rules and regulations promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

(b) These options are non-qualified and were granted at fair market value on the date of grant. Thirty-three and one-third percent of each option becomes exercisable on the first anniversary of the date of grant and thirty-three and one-third percent becomes exercisable on each anniversary thereafter until fully exercisable. All options become fully vested in the event of death, disability or retirement at the optionee's normal retirement date and are exercisable for a period of one year thereafter. An optionee taking early retirement may, under certain circumstances, exercise all or a portion of the options unvested at his or her early retirement date and may exercise such options for three months or such longer period as the Committee may approve. Upon termination of employment for any other reason, only options vested at the date of the termination may be exercised, and are exercisable for a period of three months following termination.

(c) Upon a Change of Control, as defined below, all options become immediately exercisable and, with certain exceptions, will be canceled in exchange for a cash payment in the amount of the difference between the highest price paid for a share of Common Stock in the transaction or series of transactions pursuant to which the Change of Control shall have occurred or, if higher, the highest reported sales price of a share of Common Stock during the sixty-day period immediately preceding the date of the Change of Control. Participants may exercise options and satisfy tax withholding liabilities by payments in cash or by delivery of Common Stock equal to the exercise price and the tax withholding liability. In addition, participants may instruct the Company to withhold shares issuable upon exercise in satisfaction of tax withholding liability.
                                     * * *

     The following table sets forth as to each of the named executive officers:
(a) the number of shares acquired upon exercise of options during fiscal 1996;
(b) the value realized (market value on date of exercise less exercise price) upon the exercise of such options during fiscal 1996; (c) the number of exercisable and unexercisable options held on December 29, 1996, the last day of the 1996 fiscal year; and (d) the value of such options at December 29, 1996. The number of options set forth below correspond to the number of shares to which they relate and have been adjusted to reflect the 3 for 2 stock split paid in the form of a 50% stock dividend on March 21, 1997.

                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                                 NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                OPTIONS AT DECEMBER 29,        IN-THE-MONEY OPTIONS
                                                                         1996                  AT DECEMBER 29, 1996
                               SHARES ACQUIRED     VALUE      ---------------------------   ---------------------------
            NAME                 ON EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------  ---------------   ----------   -----------   -------------   -----------   -------------
Alan G. Hassenfeld...........           --               --     475,125        262,500      $ 3,413,050     $ 746,009
Alfred J. Verrecchia.........       75,000       $1,688,195     447,874        186,250        4,308,664       542,854
George R. Ditomassi, Jr. ....       31,500          559,125     300,699        182,751        1,660,816       544,312
Harold P. Gordon.............           --               --      67,999        202,000          250,493       637,879
John T. O'Neill..............           --               --     259,849        148,525        1,883,005       428,243

                                     * * *

     The following table shows the estimated annual benefits payable upon retirement in specified remuneration and years of service classifications under the Company's Pension Plan (the "Pension Plan") and under the Supplemental Plan:

                               PENSION PLAN TABLE

                           ESTIMATED ANNUAL RETIREMENT BENEFIT BY YEARS OF SERVICE CLASSIFICATION(2)
         AVERAGE           -------------------------------------------------------------------------
     COMPENSATION(1)          10           15           20           25           30         35(3)
-------------------------  --------     --------     --------     --------     --------     --------
  $  200,000.............  $ 33,333     $ 50,000     $ 66,667     $ 83,333     $100,000     $100,000
     400,000.............    66,667      100,000      133,333      166,667      200,000      200,000
     800,000.............   133,333      200,000      266,667      333,333      400,000      400,000
   1,200,000.............   200,000      300,000      400,000      500,000      600,000      600,000
   1,600,000.............   266,666      400,000      533,333      666,667      800,000      800,000

---------------

(1) Covered compensation under the Pension Plan and the Supplemental Plan includes total salaries and bonuses (as set forth in the Summary Compensation Table) for the five highest consecutive years during the ten years preceding retirement ("Average Compensation").

(2) Estimated retirement benefit amounts shown are prior to reduction by an Internal Revenue Service designated amount keyed to a participant's latest three-year average Social Security entitlement. Amounts shown are computed on the single straight-life annuity option. Early retirement, which is permitted up to 10 years prior to the normal retirement date, and other payment options will reduce the annual benefit amount shown. Payments from the Supplemental Plan, which is unfunded, are not subject to provisions of the Code that limit benefits under the Pension Plan. As set forth in the above table and subject to the foregoing, the retirement benefit after thirty years of credited service is generally 50% of Average Compensation, except for certain employees (which include Mr. Ditomassi) who had substantial credited service with Milton Bradley Company prior to its acquisition by the Company, as to which the retirement benefit is 60% of Average Compensation.

(3) For purposes of determining benefits under the Pension Plan and the Supplemental Plan, credited years of service cannot exceed 30.

     The following table sets forth, as to the five named executive officers, their years of credited service under the Pension Plan and the Supplemental
Plan:

                                                                         CREDITED YEARS
                                                                         OF SERVICE (A)
                                                                         --------------
          Alan G. Hassenfeld.........................................          28
          Alfred J. Verrecchia.......................................          30
          George R. Ditomassi, Jr....................................          30
          Harold P. Gordon...........................................           2
          John T. O'Neill............................................          10

---------------
(a) In 1996, the Pension Plan was amended, effective January 1, 1997, to delete a provision which reduced by five years the number of years of credited service of certain classes of Company employees employed prior to 1986. As a result, credited years of service for all named executive officers reflect actual years of service, subject to the 30 year maximum.

EMPLOYMENT AGREEMENTS

     Nine executive officers, including the five named executive officers, are parties to employment agreements (the "Agreements") with the Company. The Agreements come into effect only upon a "Change of Control," as defined, and continue for three years after such date (the "Employment Period"). If, during the Employment Period, an executive's employment with the Company is involuntarily terminated other than for "cause," the executive is entitled to three times the executive's average annual base salary and bonus for the five years preceding the Change of Control, plus an amount equal to the shortfall between the actuarial benefit payable to the executive under the Company's retirement plans as a result of the early termination and the amount the executive would have received if the executive had continued in the employ of the Company for the remainder of the Employment Period. The executive and the executive's family would also be entitled to the continuation of medical, welfare, life insurance, disability and other benefits for at least the remainder of the Employment Period. If the executive is subject to the payment of excise tax under Section 280G of the Code, the Company will pay such executive an additional amount so as to place the executive in the same after-tax position such executive would have been in had such excise tax not applied. In addition, the Agreements permit an executive to terminate the executive's employment for "Good Reason" at any time or for any reason during a 30-day period immediately following the first anniversary of the Change of Control and receive the above-described severance benefits. "Good Reason" includes diminution of the executive's responsibilities or compensation, relocation or purported termination otherwise than as expressly permitted by the Agreements. Under certain circumstances, certain payments by the Company pursuant to the Agreements may not be deductible for federal income tax purposes. A "Change of Control" is defined (for purposes of the Agreements, the Retirement Plan and the Company's stock option plans) as the occurrence of certain events, including acquisition by a third party of 20% or more of the Company's outstanding voting securities, a change in the majority of the Board or approval by shareholders of a reorganization, merger, consolidation, liquidation or dissolution of the Company subject, in each case, to certain exceptions. "Cause" is defined (for purposes of the Agreements and the Agreement described in the next succeeding paragraph) as demonstrably willful or deliberate violations of the Employee's responsibilities which are committed in bad faith or without reasonable belief that such violations are in the best interests of the Company, which are unremedied after notice, or conviction of the Employee of a felony involving moral turpitude.

     Mr. Gordon (the "Employee") has an additional employment agreement, dated as of January 1, 1996 (the "Agreement"), pursuant to which he received, effective February 1, 1996, annual salary of $526,000, which salary is subject to upward adjustment by the Company. The Employee is eligible to participate in the Company's management incentive bonus arrangements (with a target bonus of 45% of base salary, a threshold of 10% and a maximum of 90%), as well as other benefit plans and programs available to senior executives and employees generally. The Company agrees to use its best efforts to cause Employee to be nominated for re-election as a Director upon expiration of his current or any future term and to recommend such re-election. If the Employee's employment terminates for any reason, he will be entitled to a life annuity payment from the

Company equal to 3.33% of his "Final Average Pay" multiplied by the number of full years employed, payable at age 65, less any amounts payable under the Company's Pension Plan, Supplemental Plan or U.S. Social Security. In addition, the Company will maintain a key executive life insurance policy in an amount sufficient to pay a life annuity benefit commencing at age 65 (or termination of employment, if later) of $225,000 per year. If the Employee is terminated by the Company (other than for "Cause") prior to February 1, 2000, he would be entitled to an annual life insurance annuity benefit of $160,714 and may acquire additional years of vested benefits at a cost of $216,480 per year. If he dies before the commencement of the life insurance annuity payments, his beneficiary would receive a lump sum death benefit of $1,500,000 and none of the other life insurance annuity payments would be payable. If he dies after the life insurance annuity payments begin but before the receipt of 240 months of payments, the balance of said 240 months of payments will be made to his beneficiary. If the insurance policy value is insufficient to make the foregoing payments, the Company will make these payments from its general assets. If the Employee is terminated (other than for "Cause") prior to January 31, 1998, he would receive three years of base salary as severance pay, with the length of the severance pay reduced by three months for every additional three months of service thereafter until January 31, 2000. In the event of a Change of Control (as defined above), the Employee would be entitled to receive the greater of the severance benefits set forth in the immediately preceding sentence and the amounts payable under the Agreement described in the immediately preceding paragraph (the "Change of Control Agreement"). The Agreement also amended the Employee's Change of Control Agreement to make certain clarifying and conforming changes. The Company agreed to provide short-term financing during the Employee's transition to the Company at the Company's cost of borrowing in connection with Employee's Canadian tax obligations or planning opportunities, to pay for the issuance of any letter of credit that may be required by Canadian tax authorities for exit purposes and generally to use its best efforts to provide the necessary financial and legal assistance to eliminate negative effects on the Employee due to differences in the Canadian and U.S. tax systems. The Employee is entitled to relocation benefits under existing policies except that such benefits are provided for both of Employee's Canadian residences. Further, if Employee purchases a primary residence in the United States and is terminated (other than for "Cause") within the first seven years of employment, the Company will provide relocation assistance for such residence including a guarantee of the original purchase price thereof plus the fair market value of any capital improvements. In addition, the Employee shall receive such additional relocation benefits as may be agreed between the chief executive officer and the Employee. The Employee may terminate his employment and collect benefits under the Agreement within one year after any diminution of his responsibilities, removal from or failure to be re-elected to the Board, relocation or any breach by the Company of any of its obligations described above or any other material breach of the Agreement by the Company. "Final Average Pay" is defined in the Agreement as one-fifth of total salaries and bonuses received by the Employee in the five highest consecutive years of employment or if Employee was employed for less than five years, the annualized average of salaries and bonuses.

     Dan D. Owen, an executive officer of the Company (the "Executive"), who is party to one of the Change of Control Agreements, is also party to a Severance and Settlement Agreement and Release, as amended effective January 1, 1997 (the "Severance Agreement"), pursuant to which the Company would continue to pay the Executive an amount equal to the equivalent of two year's base salary in effect on the date of termination, plus applicable bonuses, if the Executive's employment is terminated voluntarily or involuntarily (except for "Cause" or in the event of death) on or prior to June 30, 1998, less applicable withholdings and, in the case of termination due to disability, less disability benefits provided under Company plans. The Executive, as long as he is unemployed, will also continue to participate in the Company's auto lease and health programs for one year. In the event of death, the Executive's estate would receive four month's salary. The Executive will not compete with the Company during the period of the Severance Agreement. Upon a "Change of Control," the Executive's Change of Control Agreement will supersede the Severance Agreement. "Cause" is defined in the Severance Agreement as a good faith finding by the Company of a material failure to perform assigned duties, dishonesty, gross negligence or misconduct. In addition, all vested options of the Executive at termination of employment will be exercisable for six months after termination and certain options that would have become vested within six months following termination would continue to vest and become exercisable for three months after such vesting.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information, as of March 21, 1997 (except as noted), with respect to the ownership of the Common Stock (the only class of outstanding voting securities of the Company) by certain persons known by the Company to be the beneficial owners of more than 5% of such stock:

                                                           AMOUNT AND NATURE
                      NAME AND ADDRESS                       OF BENEFICIAL       PERCENT
                      BENEFICIAL OWNER                       OWNERSHIP(1)        OF CLASS
    -----------------------------------------------------  -----------------     --------
    Alan G. Hassenfeld...................................      12,285,458(2)         9.5
         1027 Newport Avenue Pawtucket, RI 02862
    TIME WARNER INC. ....................................      18,086,341(3)        14.1
         75 Rockefeller Center New York, NY 10019
    FMR CORP. ...........................................      17,636,154(4)        13.7
         82 Devonshire Street Boston, MA 02109

---------------
(1) Based upon information furnished by each shareholder or contained in filings made with the Securities and Exchange Commission. All amounts have been adjusted to reflect the 3 for 2 stock split paid in the form of a 50% stock dividend on March 21, 1997.

(2) Includes 5,927,281 shares held as sole trustee for the benefit of his mother, 552,898 shares held as sole trustee of a trust for Mr. Hassenfeld's benefit and currently exercisable options to purchase 571,625 shares. Mr. Hassenfeld has sole voting and investment authority with respect to all shares except those described in the following sentence, as to which he shares voting and investment authority. Also includes 726,900 shares owned by The Hassenfeld Foundation, of which Mr. Hassenfeld is an officer and director, as to which shares Mr. Hassenfeld disclaims beneficial ownership, 567,747 shares held as one of the trustees of a charitable lead trust for the benefit of The Hassenfeld Foundation and 102,811 shares held as one of the trustees of a trust for the benefit of his mother and her grandchildren.

(3) These shares are owned by a wholly owned subsidiary of Time Warner Inc. ("Time Warner"). In December 1992, Time Warner sold in a public offering approximately $1.65 billion (principal amount at maturity) of Liquid Yield Options(TM) Zero Coupon -- Senior Notes due 2012 ("LYONS(TM)"). Each LYON, whose original issue price was $292.04 and whose principal amount at maturity will be $1,000, is exchangeable at the option of the holder for
    10.9515 (rounded to the nearest .0001 of a share) shares of the Common Stock of the Company owned by Time Warner. Time Warner may elect to deliver cash in lieu of Common Stock to any LYON holder who elects to exchange a LYON for Common Stock. The LYONS are not redeemable, and no LYON holder may elect to cause Time Warner to repurchase any LYON, prior to December 17, 1997. In August 1995, Time Warner Financing Trust sold in a public offering 12,057,561 $1.24 Preferred Exchangeable Redemption Cumulative Securities ("PERCS(R)"). Each of the PERCS, whose original issue price was $31, pays cumulative cash distributions of $1.24 per annum and is mandatorily redeemable for cash on December 23, 1997 at the lesser of $54.41 and the average of the closing prices of 1.5 shares of Common Stock for the five trading day period ending on the trading day immediately preceding December 17, 1997, plus, in each case, accrued and unpaid distributions to the mandatory redemption date. Time Warner has the right to pay the redemption price of the PERCS through a combination of shares of Common Stock and cash. As a result of the issuance of the PERCS and the existence of the LYONS described above, Time Warner has stated that it intends to retain possession of its shares of Common Stock until it delivers such shares to satisfy its obligations in respect of either the PERCS or the LYONS. Time Warner retains sole voting and investment authority over these shares.

(4) FMR Corp. has sole voting power over 740,914 shares, no voting power over 16,895,232 shares and sole investment power over 17,636,154 shares. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., owns 16,508,082 shares as an investment advisor to various investment companies. Its holdings include 549,735 and 4,077,750 shares of Common Stock owned upon the assumed conversion of $10,444,000 principal amount of the Company's Convertible Subordinated Notes due 1998 (the "Convertible Notes") and the assumed exchange of 2,718,500 PERCS, respectively. Fidelity Management Trust Company, a bank and another wholly-owned subsidiary of FMR Corp., owns 1,128,072 shares as investment manager of institutional accounts. Its holdings include 160,569 and 256,350 shares of Common Stock owned upon assumed conversion of $3,140,000 principal amount of Convertible Notes and the assumed exchange of 170,900 PERCS, respectively. Edward C. Johnson 3d and Abigail P. Johnson may, together with certain Johnson family members and trusts, be deemed to form a controlling group with respect to FMR Corp. The foregoing information is as of December 31, 1996.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information, as of March 21, 1997, with respect to the ownership of the Common Stock (the only class of outstanding equity securities of the Company) by each director of the Company, each named executive officer and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and investment authority.

                                                                                     PERCENT
                                                                        COMMON         OF
                NAME OF DIRECTOR OR EXECUTIVE OFFICER(1)                STOCK         CLASS
    ----------------------------------------------------------------  ----------     -------
    Alan R. Batkin(2)...............................................      10,971       *
    George R. Ditomassi, Jr.(3).....................................     370,458       *
    Harold P. Gordon(4).............................................     149,824       *
    Alex Grass(5)...................................................      26,681       *
    Alan G. Hassenfeld(6)...........................................  12,285,458        9.5
    Sylvia K. Hassenfeld(7).........................................     789,454       *
    Marie Josee Kravis(8)...........................................       1,807       *
    Claudine B. Malone(9)...........................................       5,560       *
    Morris W. Offit(10).............................................       3,394       *
    John T. O'Neill(11).............................................     267,625       *
    Norma T. Pace(12)...............................................       8,814       *
    E. John Rosenwald, Jr.(13)......................................     145,432       *
    Carl Spielvogel(14).............................................      36,555       *
    Henry Taub(15)..................................................      13,725       *
    Preston Robert Tisch(16)........................................       7,510       *
    Alfred J. Verrecchia(17)........................................     632,738       *
    Paul Wolfowitz(18)..............................................       5,545       *
    All Directors and Executive Officers as a Group (includes 25
      persons)(19)..................................................  14,739,480       11.2

---------------
  *  Less than one percent.

 (1) Information in this table is based upon information furnished by each director and executive officer. All amounts have been adjusted to reflect the 3 for 2 stock split paid in the form of a 50% stock dividend on March 21, 1997.

 (2) Includes currently exercisable options and options exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase an aggregate of 4,500 shares as well as 5,346 shares deemed to be held in Mr. Batkin's stock unit account under the Deferred Compensation Plan.

 (3) Includes currently exercisable options granted under the Company's employee stock option plans to purchase an aggregate of 352,200 shares.

 (4) Includes currently exercisable options and options exercisable within sixty days hereof granted under the Company's stock option plans to purchase an aggregate of 146,100 shares as well as 2,224 shares deemed to be held in Mr. Gordon's stock unit account under the Deferred Compensation Plan.

 (5) Includes currently exercisable options and options exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase an aggregate of 4,500 shares as well as 5,065 shares deemed to be held in Mr. Grass' stock unit account under the Deferred Compensation Plan. Does not include 11,250 shares owned by the spouse of Mr. Grass, as to which Mr. Grass disclaims beneficial ownership.

 (6) See note (2) to the immediately preceding table.

 (7) Includes currently exercisable options and options exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase an aggregate of 4,500 shares, 726,900 shares owned by The Hassenfeld Foundation, of which Mrs. Hassenfeld is an officer and director, and as to the shares of which she disclaims beneficial ownership, and 760 shares deemed to be held in Mrs. Hassenfeld's stock unit account under the Deferred Compensation Plan. Does not include the shares of Common Stock held in trust for Mrs. Hassenfeld's benefit referred to in note (2) to the immediately preceding table.

 (8) Represents currently exercisable options granted under the Company's Stock Option Plan for Non-employee Directors to purchase 1,500 shares as well as 307 shares deemed to be held in Mrs. Kravis' stock unit account under the Deferred Compensation Plan.

 (9) Includes currently exercisable options and options exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase an aggregate of 4,500 shares as well as 760 shares deemed to be held in Ms. Malone's stock unit account under the Deferred Compensation Plan.

(10) Represents options currently exercisable and exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase an aggregate of 3,000 shares as well as 394 shares deemed to be held in Mr. Offit's stock unit account under the Deferred Compensation Plan.

(11) Includes currently exercisable options granted under the Company's employee stock option plans to purchase an aggregate of 252,625 shares.

(12) Includes currently exercisable options and options exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase an aggregate of 4,500 shares as well as 3,279 shares deemed to be held in Mrs. Pace's stock unit account under the Deferred Compensation Plan.

(13) Includes currently exercisable options and options exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase an aggregate of 4,500 shares as well as 5,932 shares deemed to be held in Mr. Rosenwald's stock unit account under the Deferred Compensation Plan. Does not include shares held by The Bear Stearns Companies Inc. in an investment account. Mr. Rosenwald is Vice Chairman of The Bear Stearns Companies Inc.

(14) Includes currently exercisable options and options exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase an aggregate of 4,500 shares as well as 2,322 shares deemed to be held in Mr. Spielvogel's stock unit account under the Deferred Compensation Plan.

(15) Includes currently exercisable options and options exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase an aggregate of 4,500 shares as well as 4,725 shares deemed to be held in Mr. Taub's stock unit account under the Deferred Compensation Plan.

(16) Includes currently exercisable options and options exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase an aggregate of 4,500 shares as well as 706 shares deemed to be held in Mr. Tisch's stock unit account under the Deferred Compensation Plan.

(17) Includes currently exercisable options granted under the Company's employee stock option plans to purchase an aggregate of 516,625 shares. Does not include 101,250 shares owned by Mr. Verrecchia's spouse, 2,025 shares owned by Mr. Verrecchia as trustee of a trust for one of his daughters and 787 shares owned directly by that daughter, and 2,025 shares owned by Mr. Verrecchia as trustee of a trust for another daughter, as to which in each case Mr. Verrecchia disclaims beneficial ownership.

(18) Represents options currently exercisable and exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee directors to purchase an aggregate of 3,000 shares as well as 2,545 shares deemed to be held in Mr. Wolfowitz's stock unit account under the Deferred Compensation Plan.

(19) Of these shares, all directors and executive officers as a group have sole voting and investment power with respect to 13,224,685 shares and have shared voting and/or investment power with respect to 1,514,795 shares. Includes 2,440,487 shares purchasable by directors and executive officers upon exercise of currently exercisable options, or options exercisable within sixty days hereof, granted under the Company's stock option plans and 34,419 shares deemed to be held in stock unit accounts under the Deferred Compensation Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the 1934 Act, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the American Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten-percent shareholders are required by regulation promulgated by the Securities and Exchange Commission to furnish the Company with copies of all
Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the last fiscal year ended December 29, 1996, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that Mr. Gordon filed a late report in 1997 with respect to his gift of shares and a stock option grant to him in 1996 and amended that report to reflect certain shares deemed to be held in his account under the Deferred Compensation Plan and Mr. Spielvogel filed a late report in 1997 with respect to three purchases of shares in July 1992 and amended a report in 1997 to reflect a gift of shares by him in 1996 and the foregoing purchases.

                     RATIFICATION OF SELECTION OF AUDITORS

                                (PROPOSAL NO. 2)

     The Board, upon recommendation of the Audit Committee of the Board, has selected KPMG Peat Marwick LLP, independent certified public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending December 28, 1997. KPMG Peat Marwick LLP has acted as independent certified public accountants for the Company since 1964 and has advised that neither it nor any of its members has any direct financial interest or any material indirect financial interest in the Company or any of its subsidiaries, nor any connection with the Company or any of its subsidiaries during the past three years other than as an independent certified public accountant and in furnishing certain related services. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement, if so desired, and will be available to respond to appropriate questions.

     The vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting is required for approval of Proposal No. 2. Accordingly, both an abstention and a broker non-vote will in effect constitute a vote against Proposal No. 2. THE BOARD RECOMMENDS THAT THE SHAREHOLDER VOTE FOR RATIFICATION OF SUCH SELECTION (PROPOSAL NO. 2).

                                 OTHER BUSINESS

     Management knows of no other matters that may be presented to the Annual Meeting. However, if any other matter properly comes before the meeting, or any adjournment thereof, it is intended that Proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

                      PROPOSALS BY HOLDERS OF COMMON STOCK

     Any proposal which a shareholder of the Company wishes to have considered for inclusion in the proxy statement and proxy relating to the Company's 1998 Annual Meeting must be received by the Company at its executive offices no later than December 2, 1997. The address of the Company's executive offices is 1027 Newport Avenue, Pawtucket, Rhode Island 02862.

                              FINANCIAL STATEMENTS

     A copy of the Annual Report of the Company for the fiscal year ended December 29, 1996 accompanies this Proxy Statement.

                              COST OF SOLICITATION

     The cost of soliciting Proxies in the accompanying form has been or will be borne by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company will reimburse them for any reasonable expenses incurred in connection therewith.

     It is important that your shares be represented at the meeting. If you are unable to be present in person, you are respectfully requested to mark, sign and date the enclosed Proxy and return it in the pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

                                          By Order of the Board of Directors

                                          Phillip H. Waldoks
                                          Secretary

Dated: April 4, 1997
       Pawtucket, Rhode Island

                                 HASBRO, INC.

                 Annual Meeting of Shareholders - May 14,1997
P
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

R       The undersigned acknowledges receipt of the Notice of Annual Meeting of
    Shareholders and Proxy Statement of Hasbro, Inc. (the "Company") and hereby appoints ALAN G. HASSENFELD and HAROLD P. GORDON and each of them, with
O full power of substitution to each of them, as attorneys and proxies to appear and vote all of the shares of Common Stock standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company, to be
X held on May 14, 1997 at 10:00 A.M. at the offices of the Company, 1027 Newport Avenue, Pawtucket, Rhode Island, and at any adjournments thereof.

Y       UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" PROPOSALS
    1 AND 2 AND IN SUPPORT OF MANAGEMENT ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.


         PLEASE MARK, SIGN AND DATE ON REVERSE SIDE AND PROMPTLY MAIL
                            IN ENCLOSED ENVELOPE.


                                                                    SEE REVERSE
                                                                        SIDE

                                  HASBRO, INC.
                              1027 NEWPORT AVENUE
                              PAWTUCKET, RI 02862

                                                                   April 4, 1997

Dear Fellow Shareholders:

        You are cordially invited to attend the 1997 Annual Meeting of Shareholders of Hasbro, Inc. to be held at 10:00 a.m. on Wednesday, May 14, 1997 at the Company's worldwide headquarters, 1027 Newport Avenue, Pawtucket, Rhode Island. The accompanying Notice of Annual Meeting and Proxy Statement contain detailed information as to the formal business to be transacted at the meeting.

        Your vote matters. Whether or not you plan to attend the 1997 Annual Meeting. It is important that your shares be voted. Accordingly, please complete, sign and date the proxy card attached below and return it in the enclosed postage-paid envelope. You may, of course, attend the 1997 Annual Meeting and vote in person, even if you have previously returned your proxy card. I am looking forward to seeing you there.

                                        Sincerely,


                                        Alan G. Hassenfeld
                                        Chairman of the Board
                                        and Chief Executive Officer

                             YOUR VOTE IS IMPORTANT
            PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD

                                  Detach Here

[x] Please mark
    votes as in
    this example.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

    1.  Election of Directors
    For Terms Expiring in 2000: Harold P. Gordon, Alex Grass, Alan G. Hassenfeld, Marie Josee Kravis and Preston Robert Tisch

                FOR             WITHHELD
                [ ]               [ ]



                     --------------------------------------
                     For all nominees except as noted above

    2. Ratification of the selection of KPMG Peat Marwick LLP as independent accountants of the Company for the 1997 fiscal year.

                FOR        AGAINST         ABSTAIN
                [ ]          [ ]             [ ]

    3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

                                                            MARK HERE
                                                            FOR ADDRESS    [ ]
                                                            CHANGE AND
                                                            NOTE AT LEFT

   Sign exactly as name(s) appear(s) hereon. When signing in a representative capacity, please give full title as such. If more than one name is shown, include the case of joint tenants, each person should sign.

Signature: _______________ Date: ______ Signature: _______________ Date: ______